EXHIBIT 3.1

ARTICLES SUPPLEMENTARY
OF
URSTADT BIDDLE PROPERTIES INC.
8.50% SERIES E SENIOR CUMULATIVE PREFERRED STOCK

Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of  of Maryland that:

SECTION I:  Pursuant to authority contained in Article VII of the charter of the Company (the “Charter”), 2,400,000 shares of authorized but unissued shares of the Company’s preferred stock have been duly classified by the Board of Directors of the Company (the “Board of Directors”) on March 6, 2008, as authorized but unissued shares of the Company’s 8.50% Series E Senior Cumulative Preferred Stock and the Board of Directors has set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption thereof.

SECTION II:  A description of the 8.50% Series E Senior Cumulative Preferred Stock including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, as set by the Board of Directors is as follows:

1. Designation and Number.  A series of preferred stock, designated the 8.50% Series E Senior Cumulative Preferred Stock (the “Series E Preferred Stock”), is hereby established.  The number of shares constituting the Series E Preferred Stock shall be 2,400,000.

2. Defined Terms.  The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

                      “Board of Directors” shall have the meaning set forth in Section I.

                      “Calculation Period” means, as of any date of determination, the period comprised of the two most recently completed fiscal quarters of the Company immediately preceding the fiscal quarter of the Company in which such date of determination occurs.

              “Called Shares” shall have the meaning set forth in Section II.8(c).

             “Capitalization Ratio” means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) the aggregate amount of Debt of the Company and (B) the aggregate amount of Preferred Stock of the Company by (ii) the sum of (A) the aggregate amount of Debt of the Company, (B) the aggregate amount of Preferred Stock of the Company, (C) the aggregate amount of capital (including surplus) which in accordance with GAAP would be reflected on a balance sheet of the Company in connection with the Common Stock of the Company as of the end of the quarter immediately preceding the fiscal quarter of the Company in which such date of determination occurs and (D) accumulated depreciation of the Company as set forth on the Company’s balance sheet as of the end of the quarter immediately preceding the fiscal quarter of the Company in which such date of determination occurs.

                      “Capitalization Ratio Covenant” has the meaning set forth in Section II.10(a)(i).

“Capitalized Lease Obligations” of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

 “Change of Control” means the occurrence of any one of the following events:

                      (a)     any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than Exempted Persons, acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of 20% or more of the Voting Power of the Company’s Voting Stock and thereafter individuals who were not on the board of directors of the Company on March 13, 2008 are elected as board members pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person(s) and constitute at least two of the members of such board of directors of the Company; or

                      (b)     there occurs any solicitation of proxies by or on behalf of any Person other than the directors of the Company or an Exempted Person and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation are elected as directors of the Company pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least a majority of the members of such board of directors of the Company; or

                      (c)     the acquisition (whether by purchase, merger, consolidation, exchange or otherwise) by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than Exempted Persons, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of a majority or more of the combined Voting Power of the Company’s Voting Stock.

“Change of Control Call Option” shall have the meaning set forth in Section II.8(b).

“Change of Control Notice” shall have the meaning set forth in Section II.8(c).

“Change of Control Date” shall have the meaning set forth in Section II.8(c).

“Change of Control Put Option” shall have the meaning set forth in Section II.8(a).

“Charter” shall have the meaning set forth in Section I.

“Code” shall have the meaning set forth in Section II.5(e).

“Common Stock” means (i) the common stock, par value $.01 per share, of the Company, any stock into which such common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such common stock, (ii) the Class

A common stock, par value $.01 per share, of the Company, any stock into which such Class A common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such Class A common stock, and (iii) all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions of any shares entitled to preference.

                      “Company” shall have the meaning set forth in the first paragraph of these Articles Supplementary.

“Debt” of any person means, without duplication:

(i)           the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(ii)           all Capitalized Lease Obligations of such person;

(iii)           all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(iv)           all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(v)           the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any redeemable stock (but excluding any accrued dividends);

(vi)           all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any agreement that has the economic effect of a guarantee; and

(vii)           all obligations of the type referred to in clauses (i) through (vi) of any other person secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured.

“Demand Registration” shall have the meaning set forth in Section 2.1 of the Registration Rights Agreement.

“Discount Rate” means, as of any date of determination, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding such date of determination on the display designated as “Page 7051” on the Telerate Access Service (or such other display as may replace Page 7051 on the Telerate Access Service) for actively traded U.S. Treasury securities having a thirty (30) year maturity as of such date of determination, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a thirty (30) year constant maturity as of such date of determination.

                                “Dividend Payment Date” shall have the meaning set forth in Section II.5(b).

                                “Dividend Record Date” shall have the meaning set forth in Section II.5(b).

                                “Dividend Yield” shall have the meaning set forth in Section II.5(a).

“Exempted Person” means: (i) Charles J. Urstadt; (ii) any Urstadt Family Member (as hereinafter defined); (iii) any executor, administrator, trustee or personal representative who succeeds to the estate of Charles J. Urstadt or an Urstadt Family Member as a result of the death of such individual, acting in their capacity as an executor, administrator, trustee or personal representative with respect to any such estate; (iv) a trustee, guardian or custodian holding property for the primary benefit of Charles J. Urstadt or an Urstadt Family Member; (v) any corporation, partnership, limited liability company or other business organization that is directly or indirectly controlled by one or more persons or entities described in clauses (i) through (iv) hereof and is not controlled by any other person or entity; and (vi) any charitable foundation, trust or other not-for-profit organization for which one or more persons or entities described in clauses (i) through (v) hereof controls the investment and voting decisions in respect of any interest in the Company held by such organization.   For sake of clarity with respect to clause (v) above, “control” includes the power to control the investment and voting decisions of any such corporation, partnership, limited liability company or other business organization.

For purposes of this definition, the term “Urstadt Family Member” shall mean and include the spouse of Charles J. Urstadt, the descendants of the parents of Charles J. Urstadt, the descendants of the parents of the spouse of Charles J. Urstadt, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Charles J. Urstadt.  For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.

“Event” shall have the meaning set forth in Section II.9(c)(ii).

“Fifth Anniversary Date” means the date which is the fifth anniversary of the date of issuance of the Series E Preferred Stock.

                      “First Default Dividend Yield” shall have the meaning set forth in Section II.5(a).

                      “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) Interest Expense for the Calculation Period, (B) Preferred Dividends for the Calculation Period and (C) Funds From Operations for the Calculation Period by (ii) the sum of (A) Interest Expense for the Calculation Period and (B) Preferred Dividends for the Calculation Period; provided, however, that (x) if the Company has issued any Debt or Preferred Stock since the beginning of the Calculation Period that remains outstanding or (y) if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an issuance of Debt or Preferred Stock, or both (x) and (y), Interest Expense and Preferred Dividends for the Calculation Period shall be calculated after giving effect on a pro forma basis to such Debt or Preferred Stock as if such Debt or Preferred Stock had been issued on the first day of the Calculation Period and the discharge of any other Debt or Preferred Stock refinanced, refunded, exchanged or otherwise discharged with the proceeds of such new Debt or Preferred Stock as if any such discharge had occurred on the first day of the Calculation Period.

                      “Fixed Charge Coverage Ratio Covenant” has the meaning set forth in Section II.10(a)(i).

                      “Funds From Operations” means net income available to Common Stock (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  Funds From Operations shall be determined in accordance with the April 2002 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect on the date of issuance of the Series E Preferred Stock.

                      “GAAP” means generally accepted accounting principles (in the United States) set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect from time to time.

                      “Initial Dividend Yield” shall have the meaning set forth in Section II.5(a).

                      “Interest Expense” means, for any period, the total interest expense of the Company, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs under hedging obligations (including amortization of fees), and (vii) interest actually paid by the Company under any guarantee of Debt or other obligation of any other person.

                      “Investment Agreement” means that certain Investment Agreement, dated as of March 13, 2008, by and between the Company and WFC Holdings Corporation, a Delaware corporation, as the same may be amended, modified or supplemented form time to time in accordance with the provisions thereof.

                      “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien, preference, priority, title retention or other security agreement or preferential arrangement (including, without limitation, any negative pledge arrangement, restrictive covenant on real property and any agreement to provide equal and ratable security) of any kind or nature whatsoever in respect of any property of a Person intended to assure payment of any Debt.

                      “Liquidation Preference” shall have the meaning set forth in Section II.6.

                      “Make-Whole Price” means, for any share of Series E Preferred Stock as of any date of determination, the sum of (i) the present value as of such date of determination of all remaining scheduled dividend payments of such share of Series E Preferred Stock until the Fifth Anniversary Date, discounted by the Discount Rate, (ii) the Liquidation Preference and (iii) all accrued and unpaid dividends thereon to such date of redemption.

                      “MGCL” shall have the meaning set forth in Section II.5(b).

                      “NOI” means for any property and for a given period, the sum of the following (without duplication): (a) rents and other revenues received or accrued in the ordinary course from such property (excluding prepaid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding general overhead expenses of the Company which shall include general legal expenses not related to any particular property) minus (c) the Reserve for Replacements for such property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the base rent revenues for such property for such period.

                      “Parity Preferred” shall have the meaning set forth in Section II.9(b).

                      “Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any governmental authority.

                      “Preferred Dividend Default” shall have the meaning set forth in Section II.9(b).

                      “Preferred Dividends” means, for any period, dividends accrued during such period in respect of all Preferred Stock held by persons other than the Company.

                      “Preferred Stock” means, as applied to the capital stock of the Company, capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of the Company.

                      “Preferred Stock Director” shall have the meaning set forth in Section II.9(b).

                      “Put Shares” shall have the meaning set forth in Section II.8(d).

                      “Redemption Price” shall have the meaning set forth in Section II.7(a).

                      “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 13, 2008, among the Company and the investors identified therein.

                      “REIT” shall have the meaning set forth in Section II.5(e).

                      “Reserve for Replacements” means, with respect to a property, an amount equaling $0.10 per square foot per annum for all retail, office and industrial properties and $300 per unit for all apartment properties.

                      “Second Default Dividend Yield” shall have the meaning set forth in Section II.5(a).

                      “Securities Act” means the Securities Act of 1933, as amended.

                      “Senior Obligations” means any (i) Debt other than accounts payable incurred in the ordinary course of the Company’s business and (ii) equity securities of the Company which rank senior to the Series E Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company.

                      “Series C Preferred Stock” means the 8.5% Series C Senior Cumulative Preferred Stock, par value $.01 per share, of the Company.

                      “Series D Preferred Stock” means the 7.5% Series D Senior Cumulative Preferred Stock, par value $.01 per share, of the Company.

                      “Series E Preferred Stock” shall have the meaning set forth in Section II.1.

                      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

                      “Unencumbered Assets” means real estate assets of the Company which are (i) wholly-owned by the Company, (ii) at least 80% leased at the time of any determination,

measured as a percentage of gross leasable area and excluding from such measurement any gross leasable area undergoing redevelopment, and (iii) not encumbered by any Lien.

                      “Unencumbered Asset Test” has the meaning set forth in Section II.10(a)(ii).

                      “Unencumbered Asset Value” means, as of the date of determination, the sum of: (A) the NOI generated by the Unencumbered Assets as of the last day of the three-fiscal month period most recently ended times four (4) divided by 8.00%, plus (B) the acquisition cost of Unencumbered Assets not owned for the entire three-fiscal month period most recently ended.

                      “Voting Power” means, with respect to shares of Voting Stock, the percentage obtained by dividing the number of votes represented by such shares of Voting Stock by the number of votes represented by all shares of Voting Stock.

                      “Voting Stock” means, with respect to the Company, any class or classes of capital stock entitling any holder thereof to vote generally in the election of members of the Board of Directors, excluding any class of capital stock having voting power by reason of any contingency, including default.

3. Maturity.  The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Rank.  The Series E Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, (ii) on a parity with the Series C Preferred Stock, the Series D Preferred Stock and all other equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iii) junior to all existing and future indebtedness of the Company.  Without the affirmative vote or consent of one hundred percent (100%) of the outstanding shares of Common Stock, the Company may not authorize or issue any additional shares of Series E Preferred Stock.  Without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of the Series E Preferred Stock, the Company may not issue any equity securities which rank senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.  The term “equity securities” does not include convertible debt securities, which will rank senior to the Series E Preferred Stock prior to conversion.

5. Dividends.

(a) Holders of shares of the Series E Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate (any such rate determined in accordance with this Section 5(a), the “Dividend Yield”) of 8.50%

 per annum of the Liquidation Preference (the “Initial Dividend Yield”); provided, however, that (i) if the Company should violate the Fixed Charge Coverage Ratio Covenant (as defined in Section 10), the Capitalization Ratio Covenant (as defined in Section 10), or the Unencumbered Asset Test (as defined in Section 10) and fail to cure such violation on or prior to the second succeeding Dividend Payment Date after the date of any such violation, or (ii) if the Company fails to have declared effective and maintain the effectiveness of the Demand Registration within the respective periods required under the Registration Rights Agreement, the Dividend Yield shall be increased to 200 basis points over the Initial Dividend Yield (the “First Default Dividend Yield”) as of such second succeeding Dividend Payment Date after the date of such violation or failure.  If the Company remains in violation of the Fixed Charge Ratio Covenant, the Capitalization Ratio Covenant or the Unencumbered Asset Test on four consecutive Dividend Payment Dates subsequent to the initial violation of any such covenant, the Dividend Yield shall increase to the greater of (i) the Discount Rate plus 700 basis points or (ii) 15% (the “Second Default Dividend Yield”) as of such fourth consecutive Dividend Payment Date.  The Dividend Yield on the Series E Preferred Stock will revert back to the Initial Dividend Yield if (i) the Company remains in compliance with the Fixed Charge Coverage Ratio Covenant, the Capitalization Ratio Covenant, and the Unencumbered Asset Test on two consecutive Dividend Payment Dates after such First Default Dividend Yield or Second Default Dividend Yield takes effect or (ii) the Company has declared effective and maintains the effectiveness of the Demand Registration if the First Default Dividend Yield is due to the Company’s failure to have declared effective and maintain the effectiveness of the Demand Registration within the respective periods required under the Registration Agreement.

(b) Dividends on the Series E Preferred Stock shall be cumulative from the date of original issue and shall be payable in arrears for each quarterly period ended January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, respectively, of each year, or, if any such date shall not be a business day, the next succeeding business day (each, a “Dividend Payment Date”).  The first dividend will be payable on April 30, 2008, with respect to the period commencing on the date of first issue and ending April 30, 2008, and will be for less than a full quarterly period.  Any quarterly dividend payable on the Series E Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date determined each quarter by the Board of Directors, in accordance with the Maryland General Corporation Law (the “MGCL”) (each, a “Dividend Record Date”).

(c) No dividends on shares of Series E Preferred Stock shall be authorized by the Board of Directors or declared or paid or set aside for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(d) Notwithstanding the foregoing, dividends on outstanding shares of the Series E Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Accrued but unpaid dividends on the Series E Preferred Stock will not bear interest and holders of the shares of the Series E Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.  Except as set forth in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set aside for payment on any capital stock of the Company, including any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock, (other than a dividend in shares of the Company’s Common Stock or in shares of any other class of stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends relating to all past dividend periods and the then current dividend period have been or contemporaneously are authorized, declared and paid or authorized and declared and a sum sufficient for the payment of such dividends relating to all past dividend periods and the then current dividend period is irrevocably set aside by the Company for the benefit of holders of outstanding shares of Series E Preferred Stock.  When cumulative dividends are not paid in full (or a sum sufficient for such full payment is not so set aside by the Company) upon the Series E Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series E Preferred Stock shall be declared and paid pro rata so that the amount of dividends declared and paid per share of Series E Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

(e) Except as provided in the immediately preceding paragraph (d), unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is irrevocably set aside for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except (i) by conversion into or exchange for other capital stock of the Company ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or (ii) any redemption that is necessary to preserve the Company’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)).  Holders of shares of the Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided above.  Any dividend payment made on shares of the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

6. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series E Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $25 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series E Preferred Stock as to liquidation rights, but the holders of the shares of Series E Preferred Stock will not be entitled to receive the Liquidation Preference, plus any accrued and unpaid dividends, of such shares until the liquidation preference of any other series or class of the Company’s capital stock hereafter issued which ranks senior as to liquidation rights to the Series E Preferred Stock has been paid in full.  The holders of Series E Preferred Stock and all series or classes of the Company’s capital stock hereafter issued which rank on a parity as to liquidation rights with the Series E Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any capital stock of the Company that ranks senior to the Series E Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts payable thereon.  The Company shall deliver written notice of any event triggering the right to receive such Liquidation Preference to each holder of Series E Preferred Stock within ten (10) days of the occurrence of such event.  After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Company.  The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(b) In determining whether a distribution to holders of Series E Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

7. Redemption.

(a) Prior to the Fifth Anniversary Date, the Company may, at its option, upon not less than thirty (30) nor more than sixty (60) days’ written notice, redeem from the holders of shares of Series E Preferred Stock any or all outstanding shares of Series E Preferred Stock at the Make-Whole Price as of the date fixed for redemption.  On and after the Fifth Anniversary Date, the Company, may, at its option, upon not less than thirty (30) nor more than sixty (60) days’ written notice, redeem from the holders of shares of Series E Preferred Stock any or all outstanding shares of Series E Preferred Stock, at a redemption price of $25 per share (the “Redemption Price”) plus all accrued and unpaid dividends on the shares redeemed to the date of redemption, without interest.  Holders of Series E Preferred Stock which is to be redeemed shall surrender such Series E Preferred Stock at the place designated in such notice and the Company shall pay the Redemption Price plus all accrued and unpaid dividends on the shares redeemed to the date of redemption, without interest, or Make-Whole Price, as the case may be, upon such redemption promptly following such surrender.  If notice of redemption of any shares of Series E Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Company for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, then from and after the date the shares of Series E Preferred Stock are actually redeemed or such funds are so set aside dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price plus all accrued and unpaid dividends on the shares redeemed to the date of redemption, without interest, or the Make-Whole Price, as applicable.  If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

(b) Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been irrevocably set aside by the Company for payment for all accrued dividends on the Series E Preferred Stock, no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series E Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.  So long as no dividends on the Series E Preferred Stock are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series E Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(c) Notice of redemption will be given by press release issued by the Company not less than thirty (30) nor more than sixty (60) days prior to the redemption date.  A notice of redemption will also be mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state:  (i) the redemption date; (ii) the Redemption Price plus the amount of all accrued and unpaid dividends on the shares redeemed to the date of redemption, without interest, or the Make-Whole Price, as applicable; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the Series E Preferred Stock is to be surrendered for payment of the Redemption Price or the Make-Whole Price, as applicable; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all of the Series E Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

(d) Immediately prior to any redemption of Series E Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends on all outstanding shares of Series E Preferred Stock through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

8. Change of Control.

(a) If a Change of Control of the Company occurs, each holder of shares of Series E Preferred Stock shall have the right, at such holder’s option, to require the Company to redeem all or any part of such holder’s shares of Series E Preferred Stock for cash at the Redemption Price plus all accrued and unpaid dividends on the shares redeemed to the date of redemption, without interest, pursuant to the procedures described below (the “Change of Control Put Option”), subject to the MGCL.

(b) If a Change of Control of the Company occurs, the Company shall have the right, at the Company’s option, to redeem all or any part of the outstanding shares of Series E Preferred Stock for cash at (i) prior to the Fifth Anniversary Date, the Make-Whole Price as of the Change of Control Date and (ii) on or subsequent to the Fifth Anniversary Date, the Redemption Price plus all accrued and unpaid dividends on the shares redeemed to the date of redemption, without interest, pursuant to the procedures described below (the “Change of Control Call Option”), subject to the MGCL.

(c) In connection with any Change of Control, the Company will be required to deliver to each holder of shares of Series E Preferred Stock, no fewer than twenty (20) days prior to the date the Change of Control is consummated (the “Change of Control Date”), written notice of the Change of Control (the “Change of Control Notice”), which Change of Control Notice shall include:

(i) a reasonably detailed description of the material terms of the transaction giving rise to the Change of Control;

(ii) the anticipated closing date of the Change of Control;

(iii) a statement as to whether or not the Company elects to exercise the Change of Control Call Option in connection with the Change of Control;

(iv) if the Company elects to exercise the Change of Control Call Option, the number of shares of Series E Preferred Stock to be redeemed by the Company pursuant to such exercise (the “Called Shares”), provided, that, if less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the Called Shares shall be redeemed from the holders of Series E Preferred Stock pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company; and

(v) if the Company does not elect to exercise the Change of Control Call Option for the redemption of one hundred percent (100%) of the outstanding shares of Series E Preferred Stock in connection with the Change of Control, a statement that informs the holders of shares of Series E Preferred Stock of their rights under the Change of Control Put Option.

(d) If the Company does not elect to exercise the Change of Control Call Option for the redemption of one hundred percent (100%) of the outstanding shares of Series E Preferred Stock pursuant to any Change of Control Notice delivered to the holders of the Series E Preferred Stock pursuant to Section II.8(c), any such holder may deliver to the Company, not later than the date that is five days prior to the anticipated Change of Control Date designated in the Change of Control Notice, written notice of such holder’s exercise of the Change of Control Put Option, indicating the number of shares of Series E Preferred Stock to be redeemed by the Company (the “Put Shares”).  For the avoidance of doubt, the number of Put Shares that any holder of Series E Preferred Stock may elect to include in any exercise of the Change of Control Put Option may be equal to all or any part of such holder’s remaining shares of Series E Preferred Stock after the exercise of the Change of Control Call Option by the Company.

(e) If either (i) the Company elects to exercise the Change of Control Call Option or (ii) any holder of shares of Series E Preferred Stock elects to exercise the Change of Control Put Option, the Company shall pay the applicable amount set forth in Section II.8(a) or (b) to each holder of Called Shares or Put Shares, as applicable, upon the Change of Control Date.  Payment shall be made to each holder at its address as it appears on the books and records of the Company or pursuant to such other payment instructions as are provided by such holder to the Company not later than three (3) business days prior to the Change of Control Date.

9. Voting Rights.

(a) Holders of the Series E Preferred Stock will not have any voting rights, except as expressly set forth herein.

(b) Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for three (3) or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred), and the holders of such shares of Series E Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series E Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the “Preferred Stock Directors”) at a special meeting called by the Company at the request of holders of record of at least 20% of the outstanding shares of Series E Preferred Stock or the holders of record of at least 20% of the outstanding shares of any series of Parity Preferred so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series E Preferred Stock and Parity Preferred for the past dividend periods and the dividends on such shares of Series E Preferred Stock and Parity Preferred for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors is as nearly equal as possible.  Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series E Preferred Stock and Parity Preferred for the past dividend periods and the dividends on such shares of Series E Preferred Stock and Parity Preferred for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series E Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly.  A quorum for any meeting shall exist if at least a majority of the outstanding shares of Series E Preferred Stock and shares of Parity Preferred are represented in person or by proxy at such meetings.  Such Preferred Stock Directors shall be elected by a plurality of the votes cast by the holders of shares of Series E Preferred Stock and Parity Preferred that are present and voting, in person or by proxy, at a duly called and held meeting at which a quorum is present.  If and when all accumulated dividends and the dividend for the then current dividend period on the Series E Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default).  Any Preferred Stock Director may be removed at any time with or without cause only by a majority of the votes cast by the holders of shares of Series E Preferred Stock and Parity Preferred that are present and voting, in person or by proxy, at a duly called and held meeting at which a quorum is present.  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a majority of the votes cast by the holders of shares of Series E Preferred Stock and Parity Preferred that are present and voting, in person or by proxy, at a duly called and held meeting at which a quorum is present.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly coming before the Board of Directors.  The Company shall, upon receipt of a written request by holders of record of at least 20% of the outstanding shares of Series E Preferred Stock or the holders of record of at least 20% of the outstanding shares of any series of Parity Preferred, use commercially reasonable efforts to call a special meeting for the purpose of the removal of a Preferred Stock Director or the filling of any vacancy in the office of a Preferred Stock Director as promptly as reasonably practicable.  Without limiting the generality of the foregoing, the Company shall file a proxy statement with the Security and Exchange Commission relating to any such special meeting with 45 days of any such request if the Company is required to file such a proxy statement under applicable laws.

(c) So long as any shares of Series E Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class) amend, alter or repeal the provisions of the Charter or these Articles Supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions (including, without limitation, Section II.10), limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series E Preferred Stock or the holders thereof; provided, however, that without the affirmative vote or consent of all holders of shares of the Series E Preferred Stock outstanding at the time, no amendment, alteration or repeal of the provisions of the Charter or of these Articles Supplementary may be made that will (v) alter the rank of the Series E Preferred Stock as set forth in Section II.4, (w) reduce the number of shares of the Series E Preferred Stock required to consent to an amendment, alteration or repeal of the Charter or these Articles Supplementary pursuant to this Section II.9(c), (x) reduce the Initial Dividend Yield or the Liquidation Preference or change the method of calculation of the First Default Dividend Yield, the Second Default Dividend Yield, Redemption Price or the Make-Whole Price, (y) change the payment date for payment of dividends with respect to the Series E Preferred Stock or change the period with respect to which such dividends are paid, or (z) alter or modify the rights of any holder of Series E Preferred Stock pursuant to Section II.8 of these Articles Supplementary.  With respect to the occurrence of any Event set forth above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged (or any class or series of stock with substantially identical terms and conditions is issued by the surviving corporation in any merger or consolidation to which the Company became a party in exchange for the Series E Preferred Stock), the occurrence of any such Event shall not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption the Series E Preferred Stock.  In addition, any increase in the number of authorized shares of Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the number of authorized shares of such series, in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series E Preferred Stock.

(d) So long as any shares of Series E Preferred Stock remain outstanding and any holder of the Series E Preferred Stock as of the date of the first issuance of the Series E Preferred Stock continues to hold, beneficially or of record, at least 75% of the number of shares of Series E Preferred Stock which such holder owned, beneficially or of record, as of the date of the first issuance of the Series E Preferred Stock, the Company will not, without the affirmative vote or consent of the holders of at least 85% of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend Section II.10 of these Articles Supplementary.

(e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

(f) Except as expressly stated in these Articles Supplementary, the Series E Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any corporate action to approve any merger or consolidation involving the Company, or a sale of all or substantially all of the assets of the Company, or the liquidation or dissolution of the Company, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting powers of the holders of the Series E Preferred Stock.

10. Covenants.

(a) So long as any share of Series E Preferred Stock shall remain outstanding, the Company shall:

(i) not permit the Fixed Charge Coverage Ratio to be less than 1.50 (the “Fixed Charge Coverage Ratio Covenant”) or the Capitalization Ratio to exceed 0.55 (the “Capitalization Ratio Covenant”);

(ii) maintain an Unencumbered Asset Value of not less than 150% of the aggregate outstanding principal amount of its unsecured Debt and the liquidation preference of its Preferred Stock (the “Unencumbered Asset Test”); and

(iii) not enter into or undertake any Senior Obligation (i) at any time during which the Company is in violation of the Fixed Charge Coverage Ratio Covenant or the Capitalization Ratio Covenant or (ii) if the entry into or undertaking of such Senior Obligation would result in a violation of the Fixed Charge Coverage Ratio Covenant or the Capitalization Ratio Covenant, compliance with such covenants being determined (A) in the case of the Fixed Charge Coverage Ratio Covenant, after giving effect on a pro forma basis to any such Senior Obligation as if such Senior Obligation had been issued on the first day of the Calculation Period and (B) in the case of the Capitalization Ratio Covenant, as of the end of the fiscal quarter of the Company immediately preceding the fiscal quarter of the Company in which such Senior Obligation is proposed to be entered into or undertaken, after giving effect on a pro forma basis to any such Senior Obligation as if such Senior Obligation had been issued on the first day of such immediately preceding quarter.

(iv) The covenants set forth in Section II.10(a) are for the exclusive benefit of the holders of the Series E Preferred Stock and, except as set forth in Section II.9(d), may not be waived without the consent, approval or vote of the holders of two-thirds of the outstanding Series E Preferred Stock.

(b) The Company will not take any action to voluntarily terminate or authorize the termination of the status of the Company as a REIT.

11. Conversion.  The Series E Preferred Stock is not convertible into or exchangeable for any other securities or property of the Company.

12. No Impairment.  The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger or dissolution, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of these Articles Supplementary.  Unless the Company validly and legally exercises the Change of Control Call Option or the holders of Series E Preferred Stock validly and legally exercise their Change of Control Put Option, in each case with respect to 100% of the issued and outstanding shares of Series E Preferred Stock, the Company shall, as a condition precedent to any such reorganization, recapitalization, transfer of assets, consolidation, merger or dissolution, cause any successor to the Company or acquiring person or entity, as the case may be, to carry out all the provisions of these Articles Supplementary or issue preferred stock to each holder of the Series E Preferred Stock with preferences, priorities, rights, powers, restrictions, limitations, qualifications and terms and conditions as nearly equivalent as may be practicable to those contained in these Articles Supplementary.  The Company will, with the purpose of impairing the voting rights of the Series E Preferred Stock under Section II.(9(b), (i) issue shares of Parity Preferred with voting rights greater than one vote per share or (ii) issue shares of Parity Preferred with a liquidation preference per share less than $25 without a proportionate reduction in percentage voting rights per share on the basis of $25 liquidation preference equals 1 vote, unless, in the case of this clause (ii), the Company has been advised in writing by its financial advisor that it has become the market standard in preferred stock issuances of a similar size and nature to issue shares of preferred stock with a liquidation preference per share less than $25, in which case the Company shall not issue Parity Preferred at a lesser liquidation preference per share than the market standard liquidation preference per share so advised by the Company’s financial advisor.  The provisions of this Section II.12 will similarly apply to successive reorganizations, recapitalizations, transfers of assets, consolidations, mergers or dissolutions.

SECTION III:  The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

SECTION IV:  These Articles Supplementary have been approved by the majority of the Board of Directors in the manner prescribed by the MGCL.

*           *           *

Execution Copy

IN WITNESS WHEREOF, the undersigned, the President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Secretary on this 13th day of March, 2008.

ATTEST By: /s/ Thomas D. Myers Thomas D. Myers Secretary	URSTADT BIDDLE PROPERTIES, INC. By: /s/ Willing L. Biddle Willing L. Biddle (SEAL) President

Signature Page to
Articles Supplementary